Emergency Filtration Products and Applied Nanoscience Sign Letter of Intent to Merge

Las Vegas, NV and Hauppauge, NY…July 31, 2007…Emergency Filtration Products, Inc. (EFP) (Pink Sheets: EMFP) and Applied Nanoscience Inc. (ANI) (Pink Sheets: APNN) today announced that they have entered into a letter of intent to combine the two companies in an all stock transaction.  The letter of intent is subject to the completion of further due diligence, execution of appropriate definitive agreements upon the approval by both Boards of Directors, approval of the merger by shareholders of each company, and a registration statement becoming effective under the federal securities laws.

The terms of the letter of intent call for ANI to issue approximately 34,875,000 shares of its common stock and 17,437,500 warrants for the purchase of additional shares in exchange for the approximately 45,250,000 shares of EFP that are currently outstanding.  ANI currently has approximately 21,000,000 common shares outstanding.  Both EFP and ANI have warrants or options to acquire additional shares outstanding.  The EFP shareholders will receive 0.77 share of Applied Nanoscience common for every one share of EFP.   EFP shareholders will own approximately 62% of the combined resulting company, prior to any adjustments for additional funding or warrant exercise.  EFP will name three members to the combined company’s Board of Directors and ANI will name two members to the Board of Directors.

EFP is a filtration technology company that has a unique and highly efficient micro-particle air filter designed for medical filtration, as well as related products suitable and adaptable to a variety of applications outside the medical products industry, including the Vapor Isolation ValveTM , RespaideTM, the Series One Breathing Circuit Filter and the NanoMaskTM.  EFP has filed a 510k medical device application with the FDA for its NanoMask and associated filters.  The company is currently conducting what it hopes is the last battery of tests in order to respond to comments made by the FDA on its NanoMask application.

ANI is the owner of NEFTTM (Nanoparticle – Enhanced – Filtration – Technology).  The unique performance characteristics of the NEFT platform enable filtration media to not only filter bacteria and viruses from the air, but also act as a destructive adsorbent to destroy microorganisms that come in contact.  The nanoparticle-enhanced media has been successfully tested by several BSL-3 laboratories, and ANI believes it can be customized to many specific applications which will initiate advancement and provide competitive advantage to companies in major consumer markets.  EFP has a license to utilize ANI’s NEFT technology for military and environmental/personal protection mask applications.

“The merger of these two companies will result in a number of advantages that can produce superior value to the shareholders of both companies,” said Philip Dascher, CEO, EFP. “Since the bulk of the intellectual property resides with Applied Nanoscience, it makes eminent sense to merge and have both a potentially imminent commercial product application of the technology - the NanoMask - plus the many possible applications to incorporate nanoparticle-

enhanced filter media, which include emergency response, home air quality, and transportation (automotive, rail, and air)“.

Mr. Dascher went on to add, “Joining forces with Applied Nanoscience should produce a number of significant recurring cost savings by creating a single corporate entity whose product and intellectual property portfolio will make it easier to access capital markets.  We expect this merger and the resulting benefits to enable us to build a significant business within a relatively short time. “

“The proposed merger with Emergency Filtration Products will benefit our shareholders as it will allow us to more closely align with a company which will produce the first commercial validation of our technology,” said Thomas K. Allen, President/CEO of ANI.  “Moreover, as we continue to grow our intellectual property and build the related technology, we will be in a position to use EFP’s resources to commercialize quickly and get our products to market sooner,” commented Mr. Allen.  “ Perhaps most important, this merger will culminate in a company that can access the financial, technical and management resources necessary to build a highly successful enterprise.”

For further information about Emergency Filtration Products, please visit: www.emergencyfiltration.com

Safe Harbor Statement

This release may contain statements that are forward looking. Such statements are made based upon current expectations that are subject to risk and uncertainty. EFP and AN do not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information. The actual future plans and results of the companies could differ significantly from such forward-looking statements.

Contact: Philippe Niemetz:
800-477-7570, or 212-344-6464
p.niemetz@panconsultants.com
Investor Relations-
PAN Consultants Ltd.